Exhibit 10.3

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ATRICURE-STELLARTECH DEVELOPMENT AGREEMENT

This Development Agreement (the “Agreement”) is made and entered into as of June 1, 2005 (the “Effective Date”) by and between Stellartech Research Corporation (“Stellartech”), a California corporation, whose business address is 1346 Bordeaux Drive, Sunnyvale, California 94089, USA, and AtriCure, Inc, (“AtriCure”) a Delaware corporation whose business address is 6033 Schumacher Park Drive, West Chester, Ohio, USA.

WITNESSETH:

WHEREAS, AtriCure is in the business of developing and manufacturing RF atrial ablation devices; and

WHEREAS, Stellartech is in the business of providing development, engineering, and manufacturing of RF generators for medical and other applications; and

WHEREAS, AtriCure requires the development and enhancement of an RF generator to work with its handpieces and desires Stellartech to develop and enhance this RF generator; and

WHEREAS, AtriCure desires to acquire the rights to the processes and technology required to manufacture and commercialize products that incorporate such RF generators;

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

(a) “Stellartech Technology” shall mean the Stellartech intellectual property rights to certain intellectual properties, design, know-how, trade secrets, patents and or inventions that it may utilize in the provision of the Services (as hereinafter defined).

(b) “AtriCure Technology” shall mean the AtriCure intellectual property, rights to certain intellectual properties, design, know-how, trade secrets, patents and or inventions.

(c) “Cardiac Arrhythmia Treatment” shall mean the therapeutic treatment of cardiac arrhythmias.

(d) “Confidential information” shall mean collectively, any technological, business, product or marketing-related information of the Disclosing Party and any documentation, information and intellectual property rights related thereto, or any part or component thereof, as well as all specifications, processes, drawings, memoranda, data, technical or business information or trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, inventions, developments, improvements, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works or authorship, customer lists, business plans, financial information or other subject matter pertaining to or of possible use in any present or prospective business of either party or any of either party’s other clients, Stellartech’s, or licensees, provided that: (a) disclosures in written or other tangible form are expressly marked with a confidential or proprietary legend; and (b) oral disclosures and tangible embodiments in a form other than written are identified as confidential or proprietary at the time of disclosure and are thereafter reduced to writing and provided to the Receiving Party within 30 days after the oral disclosure. This Section shall not apply to

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information received from the Disclosing Party which (i) is or becomes publicly available (ii) is declared not confidential by the Disclosing Party in writing (iii) is lawfully obtained without violation of any confidentiality obligations from third parties or (iv) is required by law to be disclosed by Receiving Party.

2.	DEVELOPMENT

Stellartech agrees to provide the “Development Services” to AtriCure as set forth in Exhibit A.

3.	TERM

3.1 Completion of Services. This Agreement will become effective on the Effective Date and shall continue in effect until December 31, 2006, unless terminated earlier as set forth in Section 3.2. This Agreement can be renewed for additional periods upon written agreement by AtriCure and Stellartech.

3.2 Termination. This Agreement may be terminated as follows:

(a) by either party by giving the other party written notice of termination if any of the following events should occur: (i) if the other party becomes insolvent or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors; (ii) if a petition under the United States Bankruptcy Act, as it now exists or as it may be amended, or any similar law of any other jurisdiction, is filed concerning the other party; or (iii) if a petition is filed by any third party, or an application for a receiver of the other party, is made by anyone and such petition or application is not resolved favorably to that party within sixty (60) days.

(b) if either party defaults in the performance of any obligation or provision of this Agreement and, assuming such default is capable of cure, fails to cure such default within thirty (30) days after written notice specifying the default, the non-defaulting party giving notice may, at its option, terminate this Agreement immediately upon written notice to the defaulting party.

(c) by AtriCure, at any time by providing written notice to Stellartech at least 30 days prior to such termination.

(d) at any time, upon the mutual written consent of the parties.

(e) Termination by AtriCure. In the event of termination by AtriCure other than for Stellartech’s material breach or bankruptcy, AtriCure will pay Stellartech for any Services rendered up to the date of termination in accordance with Exhibit B, and all licenses granted hereunder, with the exception of such licenses granted under Section 6.3, shall terminate, except as expressly set forth in Exhibit A hereto. In the event of termination for cause upon material breach by Stellartech that is not cured according to (b) above, or termination under the bankruptcy provisions of section (a) above, AtriCure will retain all license rights granted by this Agreement and all licenses will become fully paid up licenses. For purposes of this Agreement, termination for cause upon a material breach includes (i) termination under the provisions of section 3.2 (a) above and (ii) termination if RF generators manufactured for AtriCure continue to exhibit defects causing serious disruption of supply, notwithstanding Stellartech’s remedial efforts, over a continuous period of three (3) months or more.

(f) Termination by Stellartech. In. the event of termination by Stellartech for other than for AtriCure’s material breach or bankruptcy, AtriCure will retain all license rights granted by this Agreement upon payment for the amount of work performed by Stellartech. In the event of termination for cause upon material breach by AtriCure that is not cured according to (b) above, or termination under the bankruptcy provisions of section (a) above, AtriCure will have no further right to use, manufacture or sell any device which includes the Stellartech Technology.

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4.	COMPENSATION

Stellartech shall be paid compensation in the amount and at the times set forth in Exhibit B.

5.	RESPONSIBILITIES

5.1 Stellartech shall use commercially reasonable best efforts to perform and promptly complete the Services set forth in Exhibit A.

5.2 Stellartech, in conjunction with AtriCure, will determine the method, details and means of performing the Services described above.

5.3 Stellartech agrees to accept exclusive liability for the payment of payroll taxes, self-employment taxes, and social security and other contributions that are based on the compensation to be paid to Stellartech under this Agreement and on the wages or other compensation paid to any agents or employees of Stellartech which AtriCure has authorized Stellartech to engage. Stellartech agrees to indemnify and defend AtriCure against all such taxes or contributions.

5.4 Stellartech shall comply with Design Control requirements as required in the US FDA QSR, ISO 13485 and the Medical Device Directive (MDD).

6.	OWNERSHIP OF INVENTIONS: GRANT OF LICENSE

6.1 Invention and Original Works Assigned to AtriCure. Stellartech will promptly make full disclosure to AtriCure, will hold in trust for the sole right and benefit of AtriCure, and will assign, and does hereby assign, to AtriCure all Stellartech’s right, title, and interest in and to any and all inventions, original works of authorship, developments, designs, improvements, or trade secrets developed in the course of Stellartech’s performance of the Services hereunder (collectively “Inventions”), together with all patent and other rights therein Stellartech has or may acquire in all countries.

6.2 Obtaining Letters of Patent and Copyright Registration. Stellartech agrees to assist AtriCure in every lawful way to obtain, prepare and prosecute applications for, to perfect AtriCure’s title to, and to protect and enforce AtriCure’s rights in the United States or foreign countries, letters patent, and copyright registrations covering Inventions, assigned hereunder to AtriCure. Such obligations shall continue beyond the termination of Stellartech’s engagement, but AtriCure shall compensate Stellartech at a reasonable rate for time actually spent by Stellartech at AtriCure’s request on such assistance.

6.3 Grant of Licenses. Stellartech grants to AtriCure a license to use its technology exclusively for the use in the AtriCure, Inc. ASU product – either made by Atricure as provided for in Exhibit A, or made by Stellartech for AtriCure, Inc. It is usable by AtriCure, Inc. only in the field of Cardiac Arrhythmia Treatment. AtriCure hereby grants to Stellartech an unlimited, nonexclusive, irrevocable, worldwide, royalty-free license to us, license, sublicense, incorporate into products, manufacture or otherwise commercially exploit any Inventions for use in applications outside of the field of Cardiac Arrhythmia Treatment. It is understood by and between the parties that Stellartech owns and may in the future own certain intellectual property rights to certain intellectual properties, design, know-how, trade secrets, patents and/or inventions that it may utilize in the provision of the Services (collectively, the “Stellartech Technology”). Stellartech is free to continue to use it’s technology to develop products for customers in any field. AtriCure shall not otherwise be entitled to use, license or commercially exploit the Stellartech Technology without Stellartech’s prior written consent, which may be withheld at Stellartech’s sole discretion. Nothing in this paragraph shall prohibit AtriCure from exercising any make or have-made rights arising from AtriCure’s manufacturing permitted under the provisions of the Manufacturing Services section of Exhibit A.

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7.	WARRANTIES, LIMITATIONS OF LIABILITY, INDEMNIFICATION

EXCEPT AS EXPRESSLY SET FORTH HEREIN, STELLARTECH MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, STELLARTECH’S TECHNOLOGY, OR ANY SERVICES, GOODS OR DEVELOPMENTS TO BE PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR DESCRIPTION.

IN NO EVENT SHALL STELLARTECH BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF, PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFIT OR OTHER MONETARY LOSS, EVEN IF ATRICURE IS ADVISED IN WRITING IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. STELLARTECH’S LIABILITY FOR DAMAGES TO ATRICURE FOR ANY CAUSE WHATSOEVER, AND REGARDLESS OF FORM, WHETHER IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE, SHALL IN NO EVENT EXCEED THE LESSER OF THE TOTAL AMOUNT OF MONIES PAID BY ATRICURE TO STELLARTECH PURSUANT TO THIS AGREEMENT OR $50,000 FOR DEVELOPMENT WORK UP TO DECEMBER 1, 2003, AND FOR DEVELOPMENT WORK AFTER DECEMBER 1,2003, NO MORE THAN 50% OF THE AMOUNT OF AN GIVEN PROJECT.

Stellartech warrants that it is not aware that the Stellartech Technology was created in violation of the protected trade secrets of any third party, and further represents and warrants that it is not aware that the Stellartech Technology infringes or misappropriates any patent, copyright or trade secret, or of any claim asserting the same.

Stellartech warrants that the Stellartech Quality System meets U.S. Food and Drug Administration Quality System Regulations, ISO 9000/13485 requirements and standards, and CE marking requirements governing the manufacture of devices for human medical uses. Stellartech farther agrees that it will assist AtriCure, at AtriCure’s expense, in obtaining CE marking approval for any products developed during the term of this Agreement.

AtriCure will indemnify Stellartech and hold it harmless from and against all claims, damages, losses and expenses (including reasonable attorneys’ fees) arising out of or resulting from or otherwise related to the performance of the Services to be provided by Stellartech pursuant to this Agreement (including, without limitation, claims related to product liability or breach of warranty), except to the extent any such claims, damages, losses and expenses are attributable to (i) a breach by Stellartech of any of its express obligations or warranties pursuant to this Agreement, (ii) Stellartech’s negligence or willful misconduct, (iii) infringement claims relating to any Stellartech intellectual property rights (including the Stellartech Technology) (a) in existence prior to the date hereof or (b) not incorporated into the Inventions, or (iv) Stellartech’s fraud.

Stellartech will indemnify AtriCure and hold it harmless from and against all claims, damages, losses and expenses (including reasonable attorneys’ fees) arising out of or resulting from or otherwise related to the items addressed in clauses (i) through (iv) of the previous paragraph.

8.	VENDOR STATUS

The parties agree that the relationship between Stellartech and AtriCure is that of vendor and purchaser, respectively, and that included in the work to be done under this Agreement is defining the custom requirements for products to be sold by Stellartech to AtriCure. No joint venture, partnership or similar relationship is formed by this Agreement, and neither party shall have any authority to bind the other.

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9.	COOPERATION AFTER TERMINATION

Following (i) any notice of termination of this Agreement given pursuant to Paragraph 3.2 above, or (ii) upon expiration of the term of this Agreement, or (iii) upon election of AtriCure to manufacture during the Stellartech 50% Period as defined in Exhibit A, “Manufacturing Services”, Stellartech shall fully cooperate with AtriCure in all matters relating to the winding up of Stellartech’s pending work on behalf of AtriCure and AtriCure’s efforts, if any, to manufacture the Products, and will be compensated at the rates set forth in Exhibit B; provided that such obligations shall be contingent upon AtriCure having paid to Stellartech all amounts owing to Stellartech hereunder. Without the prior written consent of AtriCure, Stellartech shall not be entitled to retain and shall not retain copies of any information owned by AtriCure at any time designated by AtriCure as confidential or proprietary, except for one copy for archival purposes, or copies as may be required by law or regulation.

Stellartech agrees that, at the time of terminating Stellartech’s agreement with AtriCure and at any other time AtriCure requests, Stellartech will deliver to AtriCure (and will not keep in Stellartech’s possession or deliver to anyone else) any and all devices, materials, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, equipment, other documents or property, or reproductions of any aforementioned items belonging to AtriCure, its successors, or assigns, except for one copy for archival purposes, or copies as may be required by law or regulation. Stellartech will not, during or after Stellartech’s engagement with AtriCure, deliver or transfer to any person, or use, without authorization by AtriCure any property owned by AtriCure.

10.	ASSIGNMENT

The rights and obligations of the parties hereto are personal in nature and may not be assigned without the other party’s prior written consent, except in connection with a sale or transfer of all or substantially all of the business or assets of the assigning party pertaining to the subject matter hereof, whether by merger, reorganization, acquisition or otherwise.

11.	CONFIDENTIAL INFORMATION

The parties hereby agree that: (a) any Confidential Information received by either party (the “Receiving Party”) from the other (the “Disclosing Party”) under this Agreement, whether for the Receiving Party’s own internal use or otherwise, and whether provided orally, in writing or in any other medium, is and shall be treated as the confidential property of the Disclosing Party; if the Confidential Information is disclosed orally or visually, it shall be identified as such at the time of disclosure; (b) the Receiving Party shall hold such Confidential Information in strictest confidence and shall exercise at least the same degree of care to safeguard the confidentiality of the Confidential Information; and (c) except as provided in this Agreement, the Confidential Information shall not be duplicated or in any way disclosed to others in whole or in part without the prior express written permission of Disclosing Party.

The prohibition on disclosure set forth above shall not apply to disclosures by the Receiving Party based on a need to know provided such disclosures are reasonably necessary to the Receiving Party’s performance hereunder or use of products delivered hereunder in accordance with this Agreement, and provided further that the Receiving Party shall take all reasonable steps to insure that such persons or entities to whom disclosure is made shall have been advised of the confidential nature thereof and shall be under an express written obligation to maintain such confidentiality and to be bound by the obligations of this Section.

Each Receiving Party agrees to indemnify and hold harmless the Disclosing Party from and against any expenses (including court costs and reasonable fees of attorneys, accountants and expert witnesses), claim, costs, action, demand, proceeding, award, liability, loss and damages suffered by the Disclosing Party in connection with any failure by the Receiving Party to (a) satisfy any of their obligations under this Section and (b) to undertake whatever action is necessary to remedy any such failure.

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This Section shall not apply to information received from the Disclosing Party which (a) is or becomes publicly available (b) is declared not confidential by the Disclosing Party in writing (c) is lawfully obtained without violation of any confidentiality obligations from third parties or (d) is required by law to be disclosed by Receiving Party.

12.	GOVERNING LAW: DISPUTE RESOLUTION

This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California. In the event of a dispute between the parties to this Agreement, the parties agree to promptly meet and confer with the goal of settling such dispute. If the parties are unable to reach a prompt, amicable agreement concerning such dispute, the parties agree to submit the matter to non-binding mediation. If the parties cannot agree on a mediator, the Judicial Arbitration and Mediation Service, Inc., San Francisco, California office (“J.A.M.S.”) will be requested to provide a mediator with expertise in technology license and consulting agreements. The mediation fee, if any, shall be divided equally between the parties. Failing the resolution of their dispute by mediation, each party hereto hereby submits to the jurisdiction of any state or federal court located in Santa Clara County, California. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties respecting the Services expected to be rendered by Stellartech to AtriCure, and there are no representations, warranties, or commitments which may be relied upon by either party except as specifically set forth in this Agreement. This Agreement supersedes all prior or contemporaneous agreements, commitments, representations, writings, and discussions between AtriCure and Stellartech, whether oral or written. This Agreement may be amended only by an instrument in writing executed by the parties hereto. Stellartech expressly acknowledges that Stellartech has read the terms of this Agreement, has had the opportunity to discuss those terms with his own legal counsel, and understands that this is a legally binding contract. AtriCure expressly acknowledges that AtriCure has read the terms of this Agreement, has had the opportunity to discuss those terms with his own legal counsel, and understands that this is a legally binding contract.

14.	NOTICES

Any notice, request, demand or other communication hereunder shall be in writing and shall be deemed to be duly given when delivered by registered or certified mail, return actually delivered, personal delivery, nationally recognized overnight courier, or facsimile. If to AtriCure, at Attention: President, AtriCure, Inc., 6033 Schumacher Park Drive, West Chester, Ohio 45069, or if to Stellartech, at Attention: President, Stellartech Research Corporation, 1346 Bordeaux Drive, Sunnyvale, California 94089, or to such other address as either party may specify by notice to the other as provided in the Paragraph.

15.	SAVINGS CLAUSE

Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction invalidate or otherwise affect any provision of this Agreement, the provision or provisions so affected shall be conformed automatically and to the extent possible to the law or determination in question, and in all events the remaining provisions of this Agreement shall continue in full force and effect.

16.	COUNTERPARTS

This Agreement and the other agreements referred to above may be executed in counterparts, each of which shall be deemed to be an original.

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17.	NO WAIVER

The failure of either party at any time to require performance by the other party of any provision hereof shall not affect or limit the full rights to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken, construed or held to be a waiver of the provision itself or a waiver of any breach thereafter or any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date written above.

AtriCure, Inc.		Stellartech Research Corporation

By:		By:
	David J. Drachman		Roger A. Stern, Ph.D.
	Chief Executive Officer		President

Date:	6/16/05	Date:	June 16, 2005

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Exhibit A

Development Services

1.	Support of ASU2/3 product manufacturing

a.	Cost reductions

i.	Cost reduction efforts may be initiated by AtriCure or by Stellartech. Stellartech initiated cost reduction compensation must be have prior approval by AtriCure.

ii.	Stellartech will be compensated for design and development efforts intended to reduce the manufacturing cost of the product as set forth in exhibit B.

b.	Obsolescence

i.	Any redesign required to replace obsolete components unique to AtriCure products must have prior approval by AtriCure.

ii.	Stellartech will be compensated for design and development efforts required to replace obsolete components unique to AtriCure products as set forth in exhibit B.

2.	Enhancements to ASU2/3 product design

a.	Changes to the features and performance of the ASU2/3

i.	AtriCure may request minor enhancements to the product features and performance that are not included in the current product specification. AtriCure will provide specification revisions covering such changes.

ii.	Stellartech will provide cost and delivery estimates for such changes.

iii.	Stellartech will be compensated for such design changes as set forth in exhibit B.

3.	Development of new products

a.	Separate contracts will be developed for each engineering or design effort that is beyond the scope of 1. and 2. above.

For Licenses see Section 6.3.

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Exhibit B

A. Engineering, Design, and Prototyping Rates. Stellartech will bill for design and development services at the following rates.

Administrative Services	$	[	*]/hr
Assembly	$	[	*]/hr	Documentation/Drafting	$	[	*]/hr
Technician	$	[	*]/hr	Industrial/Graphic Design	$	[	*]/hr
Engineer	$	[	*]/hr	Senior Engineer	$	[	*]/hr
Senior Project Manager	$	[	*]/hr	Senior Executive Manager	$	[	*]/hr

Stellartech agrees to hold these prices constant through December 31, 2006. Rate increases may not exceed [*] percent ([*]%) in any given twelve (12) month period without prior written consent of Company. Materials and components, out-of-pocket expenses, and outside services are billed at cost plus [*]%. Out-of-town trips are charged at ten (10) hours per day.

B. Payments; Late Fees. All payments shall be due within thirty (30) days of invoicing. Company shall pay a late fee equal to the lesser of 12% per annum or the maximum amount permitted by law upon any amounts which have not been received within sixty (60) days of invoicing.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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